ASSIGNMENT

      WHEREAS, Concept Communications, Inc. ("Concept") is a party to an Option Agreement dated March 21, 1996, between it and Allied Cellular Systems, Inc. ("Allied") with respect to an
Option to purchase 1,000,000 shares of the Common Stock of Nostalgia Television Network, Inc. ("the Nostalgia Shares");

      WHEREAS, Concept desires to assign its option to purchase the Nostalgia Shares to Crown Communications Corporation
("Crown");

      THEREFORE, Concept hereby assigns to Crown (for good and valuable consideration) all of its rights under the Option
Agreement and Crown hereby assumes all of Concept's obligations under the Option Agreement.

Dated:  September 30, 1996

                                  CONCEPT COMMUNICATIONS, INC.
                                  By: /s/ Dong Moon Joo
                                  Name: Dong Moon Joo
                                  Title:  President

Dated:  September 30, 1996

                                  CROWN COMMUNICATIONS
                                        CORPORATION

                                  By:  /s/ Dong Moon Joo
                                  Name:  Dong Moon Joo
                                  Title:  President


                                  CONSENT

      Allied Cellular Systems, Inc., hereby consents to the above assignment of the Option Agreement dated March 21, 1996 from Concept Communications, Inc., to Crown Communications
Corporation.

Dated:  October 24, 1996

                                  ALLIED CELLULAR SYSTEMS, INC.
                                  /s/ David L. Petersen
                                  Name:  David L. Petersen
                                  Title: Executive Vice-President and
                                          Chief Financial Officer